Exhibit 3.18

OPERATING AGREEMENT

OF
ERA FBO LLC

This Operating Agreement, dated as of December 1, 2011, is made by, between and among ERA Group Inc. and all others admitted as Members pursuant to the terms hereof.

ARTICLE I

DEFINITIONS

SECTION 1.1     As used herein, the following terms and phrases shall have the meanings indicated:

“Act” shall mean the Delaware Limited Liability Company Act, as amended.

“Board of Directors” means the persons designated by the Member pursuant to Section 5.1 hereof and all other persons who may from time to time be duly elected or appointed to serve as representatives on the Board of Directors in accordance with the provisions hereof, in each case so long as such persons shall continue in such capacity in accordance with the terms hereof.
“Capital Account” shall mean, with respect to each Member, the account established for each Member pursuant to Section 7.5, which will initially equal the Capital Contributions of such Member and will be (a) increased by the amount of Net Profits allocated to such Member and (b) reduced by the amount of Net Losses allocated to such Member and the amount of Cash Flow distributed to such Member. Members’ Capital Accounts shall be determined and maintained in accordance with the rules of paragraph (b)(2)(iv) of Regulation Section 1.704-1 of the Code.

“Capital Contributions” shall mean the fair market value of the amounts contributed by the Members pursuant to Section 7.1.

“Cash Flow” shall have the meaning provided in Section 8.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue law.

“Company” shall mean ERA FBO LLC.

“Members” shall mean the persons designated as such in Schedule A to this Agreement, any successor(s) to their interests as such in the Company; and any other person who pursuant to this Agreement shall become a Member, and any reference to a “Member” shall be to any one of the then Members.

“Membership Interest” shall mean a Member’s interest in the Company, which shall be in the proportion that the Member’s share of the profits and losses of the Company bears to the aggregate shares of all the Members determined in accordance with section 18-503 of the Act, which states that profits and losses shall be allocated on the basis of the value of the contributions of each Member as stated in the Operating Agreement. A Membership Interest may be evidenced by a certificate issued by the Company. A Membership Interest may be expressed on a certificate as “Units” where a Member’s Units bears the same relationship to the aggregate Units of all Members that the Member’s Membership Interest bears to the aggregate Membership Interests of all Members. A Member’s Interest may be a certificated security or an uncertificated security within the meaning of section 8-102 of the Uniform Commercial Code if the requirements of section 8-103(c) are met, and if the requirements are not met such interest shall, for purposes of the uniform commercial code, be deemed to be a general intangible asset.

“Net Profits” and “Net Losses” shall mean the net profit or net loss, respectively, of the Company determined in accordance with Section 9.l.

“Person” shall mean any natural person, corporation, partnership, joint venture, association, limited liability company, or other business or legal entity.

ARTICLE II

ORGANIZATION OF THE COMPANY

SECTION 2.1 The purpose of the Company is to conduct any lawful business for which limited liability companies may be organized and to do all things necessary or useful in connection with the foregoing.

SECTION 2.2 The Members shall be Members in the Company and shall continue to do business under the name of the Company until the Members shall change the name or the Company shall terminate.

SECTION 2.3     The principal office of the Company shall be located in Fort Lauderdale, Florida. The Company may maintain offices at such other places as the Members may from time to time determine.

SECTION 2.4     The Company shall terminate on the date provided in the Certificate of Formation, except that the Company may terminate prior to such date as provided in this Agreement.

ARTICLE III

STATUS OF MEMBERS

SECTION 3.1     No Member will be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company.

SECTION 3.2     No Member will be entitled to withdraw any part of his Capital Account or to receive any distribution from the Company except as expressly provided in this Agreement.

SECTION 3.3 No Member will have the right to require partition of the property or to compel any sale or appraisal of the Company’s assets or any sale of a deceased Member’s interest in the Company’s assets, notwithstanding any provision of law to the contrary.

ARTICLE IV

MEETINGS OF MEMBERS

SECTION 4.1     An annual meeting of Members shall be held within five (5) months after the close of the fiscal year of the Company, on such date and at the time and place (either within or without the State of its organization) as shall be fixed by the Members. At the annual meeting, the Members may elect the Directors and transact such other business as may properly be brought before the meeting.

SECTION 4.2     A special meeting of Members may be called at any time at the request in writing of that Membership Interest specified in Schedule A of the Members entitled to vote at such meeting. Any such request shall state the purposes of the proposed meeting. Business transacted at any special meeting of Members shall be confined to the purposes set forth in the notice thereof.

SECTION 4.3 Written notice of the time, place and purpose of every meeting of Members (and, if other than an annual meeting, the person or persons at whose discretion the meeting is being called), shall be given to each Member of record entitled to vote at such meeting, not less than ten or more than sixty days prior to the date set for the meeting. Notice shall be given either personally or by mailing said notice by first class mail to each Member at his address appearing on the record book of the Company or at such other address supplied by him in writing to the Company for the purpose of receiving notice.

A written waiver of notice setting forth the purposes of the meeting for which notice is waived, signed by the person or persons entitled to such notice, whether before or after the time of the meeting stated therein, shall be deemed equivalent to the giving of such notice. The attendance by a Member at a meeting either in person or by proxy without protesting the lack of notice thereof shall constitute a waiver of notice of such Member.

All notices given with respect to an original meeting shall extend to any and all adjournments thereof and such business as might have been transacted at the original meeting may be transacted at any adjournment thereof; no notice of any adjourned meeting need be given if an announcement of the time and place of the adjourned meeting is made at the original meeting.

SECTION 4.4     The holders of a majority in interest of the Members present in person or represented by proxy shall be requisite and shall constitute a quorum at all meetings of members except as otherwise provided by statute or the Certificate of Formation. If, however, a quorum shall not be present or represented at any meeting of Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. When a quorum is once present to organize a meeting, such quorum is not deemed broken by the subsequent withdrawal of any Members.

SECTION 4.5     Every Member entitled to vote at any meeting shall be entitled to vote in accordance with his Membership Interest in the Company held by him of record on the date fixed as the record date for said meeting and may so vote in person or by proxy. Any Company action shall be authorized by a majority in interest of the votes cast by the Members entitled to vote thereon except as may otherwise be provided by statute, the Certificate of Formation or this Operating Agreement.

SECTION 4.6     Every proxy must be signed by the Member entitled to vote or by his duly authorized attorney-in-fact and shall be valid only if filed with the Company prior to the commencement of voting on the matter in regard to which said proxy is to be voted. No proxy shall be valid after the expiration of eleven months from the date of its execution unless otherwise expressly provided in the proxy. Every proxy shall be revocable at the pleasure of the person executing it except as otherwise provided by statute. Unless the proxy by its terms provides for a specific revocation date and except as otherwise provided by statute, revocation of a proxy shall not be effective unless and until such revocation is executed in writing by the Member who executed such proxy and the revocation is filed with the Company prior to the voting of the proxy.

SECTION 4.7     All meetings of Members shall be presided over by a Member chosen by the Members at the meeting. The person presiding at the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 4.8     For the purpose of determining the Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or to express consent or dissent from any proposal without a meeting, or for the purpose of determining the Members entitled to receive payment of any distribution of Cash Flow or the allotment of any rights, or for the purpose of any other action, the Members may fix, in advance, a date as the record date for any such determination of Members. Such date shall not be more than fifty nor less than ten days before the date of any meeting nor more than fifty days prior to any action taken without a meeting, the payment of any distribution of Cash Flow or the allotment of any rights, or any other action. When a determination of Members of record entitled to notice of, or to vote at any meeting of Members, has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Members fix a new record date under this Section for the adjourned date.

SECTION 4.9     The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

ARTICLE V

MANAGEMENT

SECTION 5.1    Board of Directors. The Members agree as follows:
(a)    Purpose. The business and affairs of the Company shall be managed exclusively by or under the direction of the Board of Directors. The power to act for or to bind the Company shall be vested exclusively in the Board of Directors, subject to the Board of Directors’ authority to delegate powers and duties to officers and others as set forth herein.
(b)    Composition. The Board of Directors shall be comprised of two (2) representatives to be designated by the Members, one of whom shall be designated Chairman of the Board of Directors. Each representative shall be a natural person and shall serve at the pleasure of the Members. Upon the death, resignation or removal of any representative, the Members shall promptly appoint a successor.
SECTION 5.2    Meetings of Board of Directors/Conduct of Business. The Members agree as follows:

(a)    The Board of Directors shall meet at least once each calendar year. Notice of and an agenda for all Board of Directors meetings shall be provided to all representatives at least ten (10) calendar days prior to the date of such meetings. Special meetings of the Board of Directors may be called at such times and places, and in such manner, as the Board of Directors deems necessary.
(b)    Except as otherwise provided herein, the Board of Directors shall conduct its meetings in accordance with such rules as it may from time to time establish and shall keep minutes of its meetings evidencing the actions taken by it. A Secretary elected by the Board of Directors shall keep the minutes of all such meetings. Board of Directors representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Board of Directors shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Board of Directors may be taken without a meeting by unanimous written consent of its representatives.
(c)    The Board of Directors may delegate such of its power and authority to one or more representatives or to a committee or committees of the representatives or to other Persons (including without limitation the officers) as the Board of Directors may deem advisable.
(d)    Except as otherwise provided by law, a majority of the directors at the time in office, present in person or by proxy or by communications equipment, shall constitute a quorum for the transaction of business. In the absence of a quorum, any representative of the Board of Directors so present or represented and entitled to vote may adjourn the meeting from time to time and from place to place, without further notice, other than by oral announcement at the meeting, until a quorum is obtained. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.
(e) The unanimous vote of the Board of Directors representatives at a meeting at which a quorum is present shall be the act of the Board of Directors.
SECTION 5.3 Officers of the Company. The directors may elect officers of the Company, which may include, but shall not be limited to, a president, one or more vice presidents (any one or more of whom may be given an additional designation of rank or function), a secretary, a chief financial officer or treasurer, and such other offices as the directors may from time to time deem proper. The officers shall have such powers, duties and responsibilities as may be prescribed by this agreement and as may be assigned by the directors.

All officers shall hold office at the pleasure of the directors and until their successors shall have been duly appointed and qualified, unless sooner removed. If any office becomes vacant for any reason, the vacancy may be filled by the directors. Any officer may resign at any time by giving written notice to the directors. Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon the receipt thereof, irrespective of whether any such resignations shall have been accepted.

SECTION 5.4     Nothing contained in this Agreement is intended or shall be construed to bind the Member or directors or officers as to the method or manner of the exercise of the discretion vested in the directors and officers concerning the management of the affairs of the Company; provided always that the Members shall charge the directors and officers to manage the Company in a manner consistent with the terms of this Agreement.

ARTICLE VI
LIMITATIONS ON LIABILITY; INDEMNIFICATIONS
SECTION 6.1    Indemnification of Officers and Employees.
(a)    Indemnification. The Company shall indemnify and hold harmless the Board of Directors representatives, and the officers and employees of the Company (individually, “Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company (collectively, “Liabilities”), regardless of whether an Indemnitee continues to be a Board of Directors representative, an officer or an employee at the time any such Liabilities are paid or incurred; provided, however, that the Company shall not indemnify and hold harmless any Indemnitee for any Liabilities which are due to actual fraud, gross negligence or willful misconduct on the part of such Indemnitee.
(b)    Rights of Indemnitee. Reasonable expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. Subject to the foregoing sentence, the provisions of this Section 6.1 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
SECTION 6.2    Limited Liability of Members. The Members shall not be personally liable for any debts, liabilities or obligations of the Company; provided that the Members shall be responsible for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.

ARTIVLE VII

CAPITAL

SECTION 7.1 The Members have contributed to the Company in exchange for their Membership Interests cash and other property.

SECTION 7.2 The fair market value and the adjusted basis of the contributing Member of any property other than cash contributed to the Company by a Member shall be set forth on Schedule A.

SECTION 7.3     Except as expressly provided in this Agreement, no Member shall be required to make any additional contributions to the capital of the Company.

SECTION 7.4     No interest shall be paid on the Capital Account of any Member.

SECTION 7.5 A Capital Account shall be established for each Member on the books and records of the Company in accordance with Section 1.1.B. If any assets of the Company are distributed to the Members in kind, the Capital Accounts of the Members shall be adjusted to reflect the difference between the fair market value of such assets on the date of distribution and the basis of the Company in such assets.

ARTICLE VIII

DISTRIBUTION OF CASH

SECTION 8.1 The Company shall distribute to the Members from time to time all cash (regardless of the source thereof) of the Company that is not required for the operation or the reasonable working capital requirements of the Company (such cash is sometimes referred to herein as “Cash Flow”). For purposes of this Agreement, all Cash flow allocated to the Members shall be allocated among them in the ratio in which the total Capital Contributed by each Member pursuant to Section 7.1 on the last day of each calendar month during the year bears to the total Capital Contributed by all Members pursuant to Section 7.1 on such date without regard to the number of days during such month in which such a person was a Member.

SECTION 8.2     Distributions of Cash Flow shall be made from time to time in such manner as determined by the Members.

ARTICLE IX

PROFITS AND LOSSES

SECTION 9.1     The Net Profits and Net Losses of the Company shall be the net profits and net losses of the company as determined for federal income tax purposes.

SECTION 9.2     The Net profits and Net Losses of the Company and each item of income, gain, loss, deduction or credit entering into the computation thereof shall be allocated to the Members in the same proportions that they share in distributions of Cash Flow pursuant to Section 8.1, or if there is no Cash Flow, that they would have shared if there had been Cash Flow.

SECTION 9.3     References herein to “Reg. Sec.” are to the regulations promulgated by the United States Treasurer to the Code. The terms “minimum gain”, “minimum gain chargeback”, “qualified income offset” and “nonrecourse deduction” are to be interpreted consistent with the definitions of such terms in Reg. Sec. 1-704-2. “Nonrecourse liability” means any liability with respect to which no Member bears the risk of loss under Code Section 752. The following special allocations shall be made in the following order:

A.
Except as otherwise set for the in Reg. Sec. 1.704-2(f), if there is a net decrease in minimum gain during the fiscal year of the Company, each Member shall be specially allocated items of gross income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease of minimum gain determined in accordance with Reg. Sec. 1.704-2(g). Allocations in accordance with this Section shall be made first from the disposition of Company assets subject to nonrecourse liabilities, to the extent of the minimum gain attributable to those assets, and thereafter from a pro-rata portion of the Company’s other items of income and gain for the taxable year. This Section is intended to comply with the minimum gain chargeback requirement of Reg. Sec. 1.704-2(f).

B.	Except as otherwise set forth in Reg. Sec. 1.704-2(i)(4), if there is a net decrease in a Member’s nonrecourse liability minimum gain attributable to Members’ nonrecourse liabilities during any fiscal year, each Member who has a share of the Member nonrecourse liability minimum gain attributable to Member nonrecourse liability shall be specially allocated items of gross income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease in Members’ nonrecourse debt minimum gain attributable to such Member nonrecourse debt. Allocations pursuant to this Section shall be made first from gain recognized from the disposition of Company assets subject to Member nonrecourse liabilities to the extent of Member minimum gain attributable to those assets, and thereafter, from a pro-rata portion of the Company’s other items of income and gain for the fiscal year. This section is intended to comply with the minimum gain chargeback requirements of Reg. Sec. 1.704-2(i).

C.
A Member who unexpectedly receives an adjustment, allocation or distribution described in (4), (5) or (6) of Reg. Sec. 1.704-1(b)(2)(ii)(d) will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. An allocation shall be made pursuant to this Section and if and to the extent a Member would have a deficit in his adjusted Capital Account after all other allocations provided for in this Section 9.3 were made as if this paragraph were not in the Agreement.

D.	Nonrecourse deductions shall be allocated among the Members in the same proportion in which they share the Cash Flow of the Company.

E.	Any nonrecourse deduction shall be allocated to any Member who bears the economic risk of loss with respect to the Member nonrecourse liability to which such deduction is attributable.

SECTION 9.4     Any Company gain or loss realized with respect to property, other than money, contributed to the Company by a Member shall be shared among the Members pursuant to Section 704(c) of the Code and regulations to be promulgated thereunder so as to take account of the difference between the Company basis and the fair market value of the property at the time of the contribution (“built-in gain or loss”). Such built-in gain or loss shall be allocated to the contributing Member upon the disposition of the property.

ARTICLE X

ADMISSION AND WITHDRAWAL OF A MEMBER

SECTION 10.1     A Member may transfer his interest in the Company to another person or entity only with the prior unanimous consent of the other Members either in writing or at a meeting called for such purpose. If all of the other Members do not approve of the transfer, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee shall be entitled to receive the share of profits, losses and Cash Flow or other compensation by way of income and the return of contributions to which the transferor otherwise would be entitled.

SECTION10.2     The Members agree to sign such additional documents as may be required in order to admit additional Members to the Company, pursuant to section 10.1, as well as, among other things, to provide for the division of profits, losses and Cash Flow among the Members.

SECTION 10.3     All costs and expenses incurred by the Company in connection with the assignment of a Member’s interest, including any filing fees and publishing costs and the fees and disbursements of counsel, shall be paid by the assigning Member.

SECTION 10.4     Each person who becomes a Member in the Company, by becoming a Member, shall and does hereby ratify and agree to be bound by the terms and conditions of this Agreement.

ARTICLE XI

TERMINATION OR DISSOLUTION OF THE COMPANY

SECTION 11.1 The Company shall be terminated prior to the date of expiration of the term as provided in Section 2.4 if (i) a majority in interest of the Members consent that the Company should be terminated and dissolved, or (ii) the Company is dissolved pursuant to this Agreement.

SECTION 11.2 The Company shall be terminated in the event any Member: (i) withdraws, resigns or is expelled from the Company; (ii) makes an assignment for the benefit of creditors, is the subject of an order for relief under Title 11 of the United States Code, files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature, or seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of his properties; (iii) dies; or (iv) a judgment is entered by a court of competent jurisdiction adjudicating him incompetent to manage his person or his property.

SECTION 11.3 If the Company is dissolved, the owners of a majority in interest of the remaining Members may elect to reconstitute and continue the Company as a successor Company upon the same conditions as are set forth in this Agreement. Any such election to continue the Company will not result in the creation of a new Company among the remaining Members, nor will such election require the amendment of this Agreement or the execution of an amended Agreement.

SECTION 11.4 Upon the termination or dissolution of the Company, the officers shall proceed with the liquidation of the Company. The proceeds of such liquidation shall be applied and distributed as follows:

A.
If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Company’s independent public accountants. The amount by which the fair market value of any Property to be distributed in kind to the Members exceeds or is less than the basis of such property, shall, to the extent not otherwise recognized by the Company, be taken into account in computing Net Profits or Net Losses (and shall be allocated among the Members in accordance with Section 9.2) for purposes of crediting or charging the Capital Accounts of, and liquidating distributions to, the Members under Section 11.4.B.

B.
All distributions upon liquidation of the Company shall be distributed as follows: to each of the Members, in proportion to the amounts of their respective positive Capital Accounts, as such accounts have been adjusted: (i) in accordance with Section 7.5 to reflect the Net Profit or Net Loss realized or incurred upon the sale of the Company’s property or assets and any deemed sale pursuant to Section 11.4.A; and (ii) in accordance with Section 9.2 to reflect all Net Profits or Net Losses with respect to the year of liquidation. No Member shall be liable to repay the negative amount of his Capital Account.

SECTION 11.5 Each of the Members shall be furnished with a statement, reviewed by the Company’s independent public accountants, which shall set forth the assets and liabilities of the Company as of the date of the Company’s liquidation. Upon completion of the liquidation, the officers shall execute and cause to be filed a Certificate of Dissolution of the Company and any and all other documents necessary with respect to termination of the Company.

ARTICLE XII

BOOKS AND REPORTS

SECTION 12.1 The Members shall cause the Company to maintain the following records:

A.
Complete and accurate books of account, in which shall be entered, fully and accurately, each and every transaction of the Company. The fiscal year of the Company shall be the calendar year. The books of account of the Company shall be kept in accordance with sound accounting practices and principles applied in a consistent manner by the Company; provided, however, that all methods of accounting and treating particular transactions shall be in accordance with the methods of accounting employed for federal income tax purposes. All determinations by the Members with respect to the treatment of any item or its allocation for federal, state or local tax purposes shall be binding upon all the Members unless the determination is inconsistent with any express provision of this Agreement.

B.
A current list of the full name and last known mailing address of each Member set forth in alphabetical order together with the contribution and share in profits and losses of each Member; a copy of the Certificate of Formation of the Limited Liability Company and any amendments thereto; a copy of the Operating Agreement and any amendments thereto; a copy of the Company’s federal, state and local income tax returns for the three most recent fiscal years.

C.
Any Member shall have the right from time to time at his expense to have his accountants and representatives examine and/or audit the books and records of the Company and the information referred to in this Section, and the Company will make such books and records and information available for such examinations and/or audits.

SECTION 12.2 No value shall be placed for any purpose upon the Company name or the right to its use, or upon the goodwill of the Company or its business. Upon termination or dissolution of the company (without reconstitution thereof) as provided in this Agreement, the Company name, the right to its use, and the goodwill of the Company shall not be considered as an asset of the Company.

SECTION 12.3 The officers will cause to be sent to the Members within a reasonable period after the close of each year the following: (a) annual statements of the Company’s gross receipts and operating expenses, and the capital accounts of each Member, prepared by the Company’s independent public accountants, to be transmitted to each Member; and (b) a report to be transmitted to each Member indicating the Member’s share of the Company’s profit or loss for that year and the Member’s allocable share of all items of income, gain, loss, deduction, and credit, for federal income tax purposes.

ARTICLE XIII

TAX ELECTIONS

SECTION 13.1 In the event of a transfer of a Member’s interest, or upon the death of a Member, or in the event of the distribution of Company property to any party hereto, the Company may (but not necessarily) file an election, in accordance with Section 754 of the Code, to cause the basis of the Company Property to be adjusted for federal income tax purposes, as provided by Sections 734 and 743 of the Code.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested, to the party at the following addresses (or at such other address as a party shall have previously specified by notice to the others as the address to which notice shall be given to him):

A.	If to the Company, to it in care of the President at the address of the Company.

B.	If to any Member, to him at his address set forth on the books and records of the Company.

SECTION 14.2 This Agreement contains a complete statement of all of the arrangements among the parties with respect to the Company and cannot be changed or terminated orally or in any manner other than by a written agreement executed by all of the Members. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement, which are not fully expressed in this Agreement.

SECTION 14.3 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

SECTION 14.4 This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdiction in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but rather shall be enforced to the extent permitted by law.

SECTION 14.5 Anything in this Agreement to the contrary notwithstanding, all references to the Property of the Company are deemed to include the profits, losses and Cash Flow of the Property.

SECTION 14.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 14.7 The captions, headings and table of contents in this Agreement are solely for convenience of reference and shall not affect its interpretation.

SECTION 14.8 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall be deemed to constitute a single document.

EXECUTED with effect from the date set forth herein.

ERA GROUP INC.

By:	/s/ Robert Van de Vuurst
Robert Van de Vuurst
Vice President and Chief Operating Officer

ERA FBO LLC
SCHEDULE A

MEMBERS

NAME AND ADDRESS	MEMBERSHIP INTEREST
Era Group Inc. 600 Airport Service Road Lake Charles, LA 70605	100%